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As filed with the Securities and Exchange Commission February 5, 2019.

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FORD MOTOR CREDIT COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

38-1612444
(I.R.S. Employer Identification No.)

One American Road
Dearborn, Michigan 48126
(313) 322-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David J. Witten
Assistant Secretary
Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
(313) 845-4932
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

        If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐
Accelerated filer	☐
Non-accelerated filer	☒
Smaller reporting company	☐
Emerging growth company	☐

        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Floating Rate Demand Notes of Ford Motor Credit Company	$10,000,000,000	100%*	$10,000,000,000*	$0(1)

*
Estimated solely for the purpose of determining the amount of the registration fee.

(1)
This registration statement covers all investments in the Notes up to $10 billion, with fees based on the net aggregate principal amount of Notes outstanding from this offering not exceeding $10 billion at a particular time. Registration fees for up to $10 billion net aggregate principal amount of Notes were paid previously by Ford Motor Credit Company in connection with the Registration Statement Nos. 333-107955, 333-45015, 333-92595 and 333-125947, each previously filed by Ford Motor Credit Company on Form S-3 and declared effective. Pursuant to Rule 457(p) under the Securities Act of 1933, these fees are being carried forward and, accordingly, no filing fee is paid herewith.

Ford Motor Credit Company LLC
$10,000,000,000

Ford Interest Advantage

FLOATING RATE DEMAND NOTES

       Ford Motor Credit Company LLC offers its Ford Interest Advantage Floating Rate Demand Notes, referred to hereafter as the Notes, as a convenient means of investing directly in Ford Motor Credit Company LLC ("Ford Credit"). The Notes pay interest at a floating rate. Ford Credit files pricing supplements with the Securities and Exchange Commission (the "SEC") that disclose the then-current interest rate on the Notes.

       Key aspects of the Ford Interest Advantage program are:

    •
    The Notes will pay interest above the average rate of taxable U.S. money market funds.

    •
    You may redeem your Notes at any time.

    •
    Your investment is recorded by an Agent Bank appointed by us.

    •
    Interest payable on the Notes will accrue and be compounded daily and be automatically reinvested in Notes on the last day of each month.

       Key factors to consider before investing include:

    •
    The Notes are not equivalent to a deposit or other bank account and are not insured by the Federal Deposit Insurance Corporation or any other insurance.

    •
    The Notes are not an investment in a money market mutual fund, in which investors purchase an interest in a diversified fund consisting of investments in short term debt securities of many companies, and are not subject to the requirements of the Investment Company Act of 1940 (including requirements relating to diversification and quality of investments).

    •
    The Notes are not obligations of or guaranteed by Ford Motor Company, the Agent Bank, or anyone else.

    •
    The Notes are unsecured obligations of Ford Credit and only Ford Credit's assets that have not been sold or securitized are available to pay the principal of and interest on the Notes. It is possible for you to lose some or all of your investment in the Notes, including accrued interest, if Ford Credit is unable to pay its debts, becomes bankrupt or seeks creditor protection.

    •
    The Notes are not transferable.

       Investment in the Notes involves certain risks. See "Risk Factors" beginning on Page 6 of this prospectus.

       The Notes will rank equally and ratably with all other unsecured senior indebtedness of Ford Motor Credit Company LLC (parent company only). At September 30, 2018, Ford Credit had outstanding debt of $138 billion on a consolidated basis.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 5, 2019

       You should rely only on the information contained or incorporated by reference in this Prospectus (including any applicable pricing supplements). No one has been authorized to provide you with different information.

       The Notes are not being offered in any jurisdiction where the offer is not permitted.

       You should not assume that the information in this Prospectus is accurate as of any date other than the date of this Prospectus.

SUMMARY

       This section summarizes the terms of the Notes that are described in greater detail below under "Description of Notes." You should read this more detailed description together with the information contained in other parts of this prospectus, as well as the applicable pricing supplements relating to the Notes.

Issuer	Ford Motor Credit Company LLC One American Road Dearborn, Michigan 48126 (313) 322-3000
Title	Ford Interest Advantage Floating Rate Demand Notes
Amount	Up to $10,000,000,000 aggregate principal amount
Ranking
The Notes are unsecured and unsubordinated obligations of Ford Credit and will rank equally and ratably with all other unsecured senior indebtedness of Ford Credit. Ford Credit had outstanding $138 billion in senior, unsecured debt obligations on a consolidated basis as of September 30, 2018.
Minimum Investment	$1,000
Maturity/Redemption
The Notes have no stated maturity. The Notes are demand investments redeemable in whole or in part at any time at the option of the holder. Ford Credit reserves the right to redeem the Notes of any holder at any time for any reason at its option. Ford Credit will consider redeeming the Notes of any holder who is determined by Ford Credit in its sole discretion to have abused the redemption provisions or any other provisions of the Notes.

Interest	The Notes earn interest at a floating rate per annum equal to the sum of the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in Money Fund Report® and at least 1/4 of one percentage point. In addition, Ford Credit may from time to time, at its sole discretion, increase the rate of interest payable on the Notes by adding to this base rate an incremental per annum rate. Different incremental rates may be payable to investors based on such factors as Ford Credit may determine, including, but not limited to, the aggregate principal amount of their investment in the Notes. The interest rate is subject to adjustment weekly.

The interest rate applicable to the Notes and all subsequent changes to such interest rate will be disclosed in pricing supplements filed with the SEC. Interest on the Notes will accrue and be compounded daily. Accrued interest will be automatically reinvested on the last day of each calendar month.

The Notes are not issued by, and do not constitute an investment in, a money market mutual fund, which is a diversified fund consisting of investments in short-term debt securities of many different issuers.

Fees	Ford Credit may assess certain fees from time to time as determined by Ford Credit in its sole discretion, including, without limitation, for checks returned for insufficient funds, for redemption checks written for less than $250.00, for failure to maintain the minimum net aggregate principal amount of Notes (presently set at $1,000), for wire redemptions, for stop payment requests, and other unusual requests. Information on all fees charged with respect to the Notes is available on Ford Credit's website https://www.ford.com/finance/investor-center/ford-interest-advantage. Any applicable fees will be directly deducted from the aggregate principal amount of your Notes.
Form of Notes
The Notes are issued as one or more global securities held by the depositary, which is currently The Bank of New York Mellon. Book-entry records for each investor are maintained by the Agent Bank. See "Description of Notes — General." The Notes are offered by prospectus and only to persons who have a registered permanent address in the United States. A valid U.S. address must be on record with the Agent Bank at all times. Notes will only be issued to investors who provide either a U.S. social security number or a U.S. tax identification number.
Taxation
Interest earned on the Notes is reportable as taxable income for U.S. federal tax purposes and is subject to taxation regardless of whether such interest is reinvested. Back-up witholding and information reporting may apply to certain persons.
Agent Bank	The Northern Trust Company
Trustee	The Bank of New York Mellon

RISK FACTORS

       Your investment in the Notes involves certain risks. Before investing in the Notes, in consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks specific to an investment in the Notes, the risks described under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in our First Quarter 2018 10-Q Report, Second Quarter 2018 10-Q Report, and Third Quarter 2018 10-Q Report (as defined herein) (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or any prospectus supplement hereto, including fillings made by Ford Credit with the SEC after the date of this prospectus. The Notes are not an appropriate investment for you if you do not understand the terms of the Notes or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Credit and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit's periodic reports referred to in "Where You Can Find More Information," below. You should not purchase Notes unless you understand and know you can bear all of the investment risks involving the Notes.

       Credit Rating Impact on Ford Credit's Borrowing Costs.  Ford Credit has not requested, and does not anticipate receiving, a rating specific to the Notes from any credit rating agency. Ford Credit's short- and long-term debt generally is rated by the following four credit rating agencies, designated as nationally recognized statistical rating organizations by the SEC, and their ratings of our debt as of the date of this prospectus are set forth below. Because credit rating agencies can change their ratings at any time, you are encouraged to consult our periodic reports filed with the SEC for any updates to our credit ratings.

		Long-Term	Short-Term	Outlook
•	DBRS Limited	BBB	R-2M	Stable
•	Fitch, Inc.	BBB	F2	Stable
•	Moody's Investors Service, Inc.	Baa3	P-3	Negative
•	Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc.	BBB	A-2	Negative

       A credit rating reflects an assessment by the rating agency of the credit risk associated with Ford Credit or particular securities we issue, based on information provided by Ford Credit, Ford, and other sources. Credit ratings are not recommendations to buy, sell, or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. Each rating agency may have different criteria for evaluating company risk, and, therefore, ratings should be evaluated independently for each rating agency. Ford Credit's credit ratings are closely associated with the rating agencies' opinions of Ford. The credit ratings on Ford Credit may not reflect all risks related to the Notes.

       Lower credit ratings generally result in higher borrowing costs and reduced access to capital markets and in the past we have been impacted by this. In the event Ford Credit's long and short-term debt ratings are further downgraded, Ford Credit's cost of borrowing may be adversely affected, and it may have more limited access to the capital markets. This may require Ford Credit to reduce the amount of receivables and operating leases it purchases or originates, which would adversely affect its profitability and could adversely affect its ability to support the sale of Ford vehicles.

       The Interest Rate Paid on the Notes May Not Bear Any Relation to the Investment Risk.  The interest rate on the Notes, which is the base rate described below under "Description of Notes — Interest Rate Information" plus any incremental rate we may choose to pay in our sole discretion, does not necessarily bear any relation to the risks associated with or change in the creditworthiness, credit rating, or financial condition of either Ford or Ford Credit.

       The Notes Are Not a Diversified Investment.  The Notes are not an investment in a money market mutual fund holding diversified investments in the securities of many companies. Only the assets of Ford Credit that have not been sold or securitized are available to pay the principal of and interest on the Notes. Because the Notes are unsecured debt securities issued by a single issuer, you will not have the benefits of diversification offered by money market mutual funds or other investment companies. For this reason, investors also will not have the protections provided to mutual fund investors under the Investment Company Act of 1940.

       Ford Credit Is Not a Bank, and Investments In the Notes Are Not Insured by the Federal Deposit Insurance Corporation or Any Other Source.  Only Ford Credit is obligated to pay the principal of and interest on the Notes, and only its assets are available for this purpose. If Ford Credit's assets are insufficient to pay the principal of and interest on the Notes, you could lose some or all of your investment. No private or government source guarantees return of your investment in the event of a failure of Ford Credit to repay your investment. The Notes are not obligations of or guaranteed by Ford Motor Company, the Agent Bank, or any other entity. No banking relationship exists between investors and the Agent Bank.

       The Notes Are Not Transferable.  You may redeem your investment in the Notes at any time in whole or in part as described in this prospectus. However, you cannot transfer your investment in the Notes to someone else. As a result, no secondary market for the Notes currently exists or will ever exist, and, consequently, there is no public market valuation of the Notes to assist investors in evaluating the Notes or their yield.

WHERE YOU CAN FIND MORE INFORMATION

       The Notes are unsecured debt securities of Ford Credit, and only assets of Ford Credit that have not been sold or securitized are available for payments of principal and interest on the Notes. You can learn more about Ford Credit's business, financial results, and credit ratings by reading the annual, quarterly, and current reports and other information Ford Credit files with the SEC. You may read and copy any document Ford Credit files at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Ford Credit also are available to you at the SEC's web site at http://www.sec.gov.

       The SEC allows Ford Credit to incorporate by reference the information it files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the document listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the Notes has been completed.

  •
  Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2017, which is referred to hereafter as the 2017 10-K Report.

  •
  Quarterly Report of Ford Credit on Form 10-Q for the quarter ended March 31, 2018, which is referred to hereafter as the First Quarter 2018 10-Q Report.

  •
  Quarterly Report of Ford Credit on Form 10-Q for the quarter ended June 30, 2018, which is referred to hereafter as the Second Quarter 2018 10-Q Report.

  •
  Quarterly Report of Ford Credit on Form 10-Q for the quarter ended September 30, 2018, which is referred to hereafter as the Third Quarter 2018 10-Q Report.

  •
  Current Reports of Ford Credit on Form 8-K filed in 2018 and 2019 on January 3, 2018, January 16, 2018, January 24, 2018, February 1, 2018, February 7, 2018, February 22, 2018, March 1, 2018, March 5, 2018, March 23, 2018, March 28, 2018, April 3, 2018, April 25, 2018, May 1, 2018, May 3, 2018, May 15, 2018, June 1, 2018, June 28, 2018, July 3, 2018, July 25, 2018, August 1, 2018, August 9, 2018, September 4, 2018, September 24, 2018, October 2, 2018, October 24, 2018, November 1, 2018, December 3, 2018, January 3, 2019, January 7, 2019, January 16, 2019 and January 23, 2019.

       These reports include information about Ford as well as information about Ford Credit.

       You may request copies of these filings at no cost, by writing or telephoning Ford Credit's principal executive offices at the following address:

    Ford Motor Credit Company LLC
    One American Road
    Dearborn, MI 48126
    Attn: Corporate Secretary
    1-800-426-2888

INFORMATION CONCERNING FORD CREDIT

       Ford Credit was incorporated in Delaware in 1959, was converted to a Delaware limited liability company on May 1, 2007 and is an indirect, wholly owned subsidiary of Ford. As used herein "Ford Credit" refers to Ford Motor Credit Company LLC and its subsidiaries unless the context otherwise requires.

       Products and Services.    Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. The predominant share of our business consists of financing Ford and Lincoln vehicles and supporting the dealers of those brands. We earn our revenue primarily from:

  •
  Payments made under retail installment sale and lease contracts that we originate and purchase;

  •
  Interest rate supplements and other support payments from Ford and affiliated companies; and

  •
  Payments made under dealer financing programs.

       As a result of our financing activities, we have a large portfolio of consumer and non-consumer finance receivables and operating leases.

       Finance receivables and operating leases in the consumer portfolio include products offered to individuals and businesses that finance the acquisition of Ford and Lincoln vehicles from dealers for personal and commercial use. Retail financing includes retail installment sale contracts for new and used vehicles and direct financing leases for new vehicles to retail and commercial customers including lease companies, government entities, daily rental companies, and fleet customers.

       Finance receivables in the non-consumer portfolio include products offered to automotive dealers and receivables related to Ford and its affiliates. Ford Credit makes wholesale loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing, as well as loans to dealers to finance working capital and improvements to dealership facilities, finance the purchase of dealership real estate, and finance other dealer vehicle programs. We also purchase receivables from Ford and its affiliates, primarily related to the sale of parts and accessories to dealers and certain used vehicles from daily rental fleet companies. In addition, we provide financing to Ford for vehicles that Ford leases to its employees.

       We also service the finance receivables and leases we originate and purchase, make loans to Ford affiliates, and provide insurance services related to our financing programs.

       Geographic Scope of Operations and Segment Information.    We conduct our financing operations directly and indirectly through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We segment our business based on geographic regions: the Americas, Europe, and Asia Pacific. Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions, are reflected in Unallocated Other.

Americas Segment

       Our Americas segment includes operations in the United States, Canada, Mexico, Brazil, and Argentina. This segment represents 83% and 78% of total managed receivables at year-end 2016 and 2017, respectively. Our United States operations account for 87% and 85% of Americas segment total managed receivables at year-end 2016 and 2017, respectively, and our Canadian operations account for 11% and 13% of Americas segment total managed receivables at year-end 2016 and 2017, respectively. Managed receivables equal net finance receivables and net investment in operating leases, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation).

       Under the Ford Credit and Lincoln Automotive Financial Services brand names, we provide financing services to and through dealers of Ford and Lincoln vehicles. Operations in some markets may also include joint ventures with local financial institutions and other third parties. In addition, other private label operations and alternative business arrangements exist in some markets.

Europe Segment

       Our Europe segment includes operations in the European region and a joint venture in South Africa. This segment represents 14% and 17% of total managed receivables at year-end 2016 and 2017, respectively. Our operations in the European region are managed through a United Kingdom-based subsidiary, FCE Bank plc ("FCE"), which operates in the United Kingdom and has branches in 11 other European countries. FCE also has operating subsidiaries in Switzerland, the Czech Republic, and Hungary that provide a variety of retail and dealer financing. The United Kingdom and Germany are our largest markets in Europe, representing 65% and 59% of Europe segment finance receivables and operating leases at year-end 2016 and 2017, respectively. Customers and dealers in Italy, France, and Spain are 22% and 23% of Europe segment finance receivables and operating leases at year-end 2016 and 2017, respectively. FCE, through its Worldwide Trade Financing ("WWTF") division, provides financing to distributors and importers in about 70 countries where Ford has no national sales company presence. Our operations include joint ventures with local financial institutions and other third parties in various locations. In addition, other private label operations and alternative business arrangements exist in some markets.

Asia Pacific Segment

       Our Asia Pacific segment includes operations in China and India. This segment represents 3% and 5% of total managed receivables at year-end 2016 and 2017, respectively. China operations account for 97% of Asia Pacific segment total managed receivables at year-end 2016 and 2017. In addition, other private label operations and alternative business arrangements exist in some markets.

       The mailing address of Ford Credit's executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.

 USE OF PROCEEDS

       The net proceeds from the sale of the Notes will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper or borrowings under bank lines of credit) or may be invested temporarily in short-term securities.

       Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

DESCRIPTION OF NOTES

General

       Investments in the Notes are subject to the Ford Interest Advantage Terms and Conditions, referred to hereafter as the Terms and Conditions. The principal provisions of the Terms and Conditions are summarized in the next few pages. This summary is subject to the detailed provisions of the Terms and Conditions, which are controlling. A copy of the Terms and Conditions has been filed with the SEC and is an exhibit to the registration statement of which this prospectus is a part. A copy of the Terms and Conditions is available to any investor upon written request.

       A record of the amount invested in the Notes is maintained for each investor. The net aggregate principal amount of your Notes (which at any time equals all amounts you invested in the Notes, together with accrued interest thereon, less your redemptions and fees, if any) is recorded on a register maintained by The Northern Trust Company, acting as the Agent Bank.

       An investment in the Notes does not constitute an investment in a deposit or other bank account and is not protected by the Federal Deposit Insurance Corporation or any other insurance. The Notes are not guaranteed by Ford Motor Company or any third party. The Notes are not an investment in a money market mutual fund holding diversified investments in securities of many companies. Because the Notes are unsecured debt securities issued by a single issuer (Ford Credit), investors will not have the advantage of diversification offered by money market mutual funds and will not have the protection provided by the Investment Company Act of 1940.

       The Notes will have no stated maturity. Investments in the Notes are non-transferable. Ford Credit reserves the right to withdraw, cancel or modify the offer of the Notes at any time. Ford Credit may reject any offer to purchase Notes in whole or in part for any reason. In addition, Ford Credit reserves the right to redeem the Notes of any holder at any time for any reason at its option. Ford Credit will consider redeeming the Notes of any holder who is determined by Ford Credit in its sole discretion to have abused the redemption provisions or any other provision of the Notes.

       The Notes are unsecured obligations of Ford Credit, will be issued in registered form only, without coupons, and will be identical except for the issue date. Ford Credit does not maintain reserves for its obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are redeemable at the option of the holder thereof as described below. The Notes rank equally and ratably with all other unsecured senior indebtedness of Ford Motor Credit Company LLC (parent company only). At September 30, 2018, Ford Credit had outstanding debt of $138 billion on a consolidated basis.

       The Notes will be issued in the form of one or more global certificates that will be deposited with a depositary, referred to hereafter as the Depositary, which at present is The Bank of New York Mellon. Beneficial interests in global certificates will be shown on records maintained by the Depositary or the Agent Bank. While the Notes are represented by one or more global certificates:

    •
    You will not be able to have the Notes registered in your name.

    •
    You will not be able to receive a physical certificate for the Notes.

    •
    Our obligations under the Notes, as well as the obligations of the Trustee, will run only to owners of beneficial interests in the Notes as recorded in records maintained by the Depositary or the Agent Bank.

       You can obtain current Note investment information by calling toll-free 800-462-2614 or by visiting our website at https://www.ford.com/finance/investor-center/ford-interest-advantage. You also may write to Ford Interest Advantage, The Northern Trust Company, P.O. Box 75936, Chicago, Illinois 60675-5936 to obtain Note investment information. Further information about the Notes and assistance in investing is available on the web site or by calling the number or writing to the address given above.

       Information on all fees charged in connection with administration of Note investments is available on our web site or from the Agent Bank.

       Plan provisions summarized here may be modified for limited numbers of investors who voluntarily participate in tests of new program features evaluated by Ford Credit from time to time.

Interest Rate Information

       Current interest rate information is available on our website (https://www.ford.com/finance/investor-center/ford-interest-advantage) or by calling toll-free 800-462-2614. In addition, we file pricing supplements with the SEC that disclose the then-current interest rates on the Notes.

       Base Rate.    The Notes earn interest at a floating rate per annum equal to the sum of the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in Money Fund Report®* and at least 1/4 of one percentage point, referred to herein as the base rate. The base rate is determined and becomes effective on the next following Monday each time a new seven-day average yield (non-compounded) for all taxable money funds reported in Money Fund Report® is available. Such new seven-day average yield (non-compounded) plus 1/4 of one percentage point becomes the base rate for the following seven-day period. If in any week Money Fund Report® is not available, the base rate for the following calendar week will be the same as that for the previous calendar week. If Money Fund Report® ceases to be published, an approximately equivalent effective base rate for investments in the Notes will be determined on the basis of a formula established by Ford Credit.

       Money Fund Report® is published weekly and includes yield statistics for nearly all taxable money funds in operation. The reported yields are obtained from the money funds themselves and are stated on a consistent simple interest basis to represent the annualized total yield to the investor, after deducting any management fees and expenses of each of the money funds. While Money Fund Report® states that the yield information obtained from money funds is screened by the publisher, no guarantee of the accuracy of the information contained in Money Fund Report® is made by Ford Credit.

       Incremental Rate.    Ford Credit may from time to time, at its sole discretion, increase the rate of interest payable on the Notes beyond the base rate by adding to the base rate an incremental per annum rate. The amount of the incremental per annum rate added to the base rate, if any, shall be determined by Ford Credit in its sole discretion. Different incremental rates may be payable to investors based on such factors as Ford Credit may determine, including, but not limited to, the net aggregate principal amount of their Notes. Payment of incremental rates may be discontinued at any time.

       Interest Generally.    Interest on Notes either at the base rate or an incremental rate, as the case may be, accrues daily and is credited to each investor and automatically reinvested as of the last day of each calendar

*
Money Fund Report® is a registered trademark of iMoneyNet, Inc. (formerly IBC Financial Data, Inc).

month. The weekly interest rate paid on investments in the Notes may not provide a basis for comparison with other investments which use a different method of calculating a variable yield or which pay a fixed yield for a stated period of time. In addition, money market mutual funds subject to the Investment Company Act of 1940 generally are required to maintain a diversified portfolio of short-term investments, substantially all of which must be assigned the highest short-term rating from at least two nationally recognized statistical rating organizations.

       Interest credited for any given past period on investments in the Notes is not an indication or representation of future results. Because the weekly interest rate applicable to investments in the Notes may fluctuate, such information may not provide a basis for comparison with bank deposits, other investments which pay a fixed yield for a stated period of time, or investment companies, including money market mutual funds, which may use a different method of calculating yield. Information on the current interest rate applicable to investments in the Notes is available on our web site, or by calling toll-free 800-462-2614. In addition, we file pricing supplements with the SEC disclosing the current interest rates applicable to the Notes.

Marketing Incentives

       Ford Credit may from time to time offer marketing incentives to certain investors, including but not limited to investors making an initial investment in the Notes, existing investors who refer new investors, and/or investors who enroll in an automatic investment option or certain payroll deduction programs. These incentives, if offered, may include offers to issue additional principal amount of Notes. Whether Ford Credit offers any marketing incentives in the future and, if so, what form of incentive will be offered and to whom will be decided by Ford Credit in its sole discretion and will be disclosed on our website. Any such marketing incentive may be modified or terminated at any time by Ford Credit in its sole discretion.

How to Open a Note

       To open a Ford Interest Advantage Note, you must first read this entire program prospectus. After reading this prospectus, you must complete and execute an enrollment form. There are multiple options for completing and executing the enrollment form.

       To complete the enrollment form and enroll in the program, go to the following website: https://www.ford.com/finance/investor-center/ford-interest-advantage and click on "Three Easy Ways to Enroll." You will have the following options for completing the enrollment form and enrolling in the Ford Interest Advantage Program:

  1)
  Online: Apply online and submit your initial investment using an electronic transfer from your bank account. Selecting this option will allow you to complete an electronic enrollment form and submit it online. You will be required to make your initial investment by automated clearing house transfer from your existing bank account at the time you submit the enrollment form.

  2)
  By Mail: Print a copy of the enrollment form from the website. Selecting this option will allow you to print the enrollment form, which you can then complete, sign and mail to the Agent Bank with an initial investment check for $1,000.

  3)
  By Phone: Contact the customer service line at 800-462-2614 and request an enrollment package to be mailed to you. The Enrollment Package will include an enrollment form, which you can complete, sign and mail to the Agent Bank with an initial investment check for $1,000.

The properly completed and executed enrollment form must be delivered to the Agent Bank, either by mail or online, and be accompanied by an initial investment of at least $1,000 in U.S dollars.

       Initial Investment If Enrolling by mail. If your enrollment form is delivered in paper form through the mail, your initial investment must accompany the enrollment form and must be made by check. All investments must be made in U.S. dollars and drawn on a bank in the U.S. Cashier's checks, third party checks, starter checks, and money orders may not be used to establish your initial investment. The amount of the initial investment must be at least $1,000. Checks should be made payable to "Ford Interest Advantage." The completed and executed enrollment form and check should be mailed to The Northern Trust Company, P.O. Box 75936, Chicago, Illinois 60675-5936. The alternative methods of investment described below may be used for subsequent investments once your initial Note investment is made. Initial investment by check shall be invested in Notes, and will begin accruing interest, as described below under "— Investments by Check."

       Initial Investment if Enrolling Online.    If your enrollment form is submitted using the online enrollment form located on the Ford Interest Advantage website at: https://www.ford.com/finance/investor-center/ford-interest-advantage, your initial investment must be made at the time the enrollment form is submitted through the website by automated clearing house transfer from your existing bank account as discussed below under "How to Invest." All investments must be made in U.S. dollars. Please refer to the Ford Interest Advantage website for instructions, requirements, and guidelines with respect to online enrollment and initial investments.

       Enrollment Eligibility.    Investments in the Notes may be made individually, jointly, or as custodial or trust investments and may be opened by individuals, corporations, partnerships, limited liability companies, firms, or associations.

       Certain eligibility rules may apply for electronically submitted enrollment forms. You will be required to read and accept the Terms of Use before submitting your enrollment form online. Enrollments completed online may be made individually, jointly, or as custodial by U.S. citizens only.

       Any Note jointly owned by two or more investors will be deemed to be owned by such investors as joint tenants with right of survivorship unless otherwise indicated or instructed in writing.

       Employees of Ford Credit, Ford and certain subsidiaries may invest in the Notes through payroll deduction subject to limitations established from time to time by Ford Credit.

How to Invest

       General.    You may purchase Notes at any time, without charge to you, by check, by wire transfer, by automatic charge to your bank account, by transfer from other Ford Interest Advantage Notes owned by you, or by such other means as Ford Credit from time to time determines. The minimum amount which you may invest after your initial investment is $50. A minimum net aggregate principal amount of Notes (presently set at $1,000) must be maintained at all times. If your net aggregate principal amount of Notes falls below the minimum required, Ford Credit may redeem your Notes or deduct a monthly maintenance fee from the net aggregate principal amount of your Notes. Redemptions of Notes for this purpose will be effected by mailing a check for the principal amount of the Notes, plus accrued and unpaid interest, to the investor address of record. The investor will be notified in advance if Notes are to be redeemed for this reason. If the net aggregate principal amount of your Note falls below $0 as a result of maintenance or other fees being deducted or due to redemptions requested that exceed the net aggregate principal amount of your Note, Ford Credit reserves the right to redeem your Note in full and close the Note without notice.

       Investments by Check.    Once your initial Note investment is made, you may invest additional funds by sending a check. Investment checks may be mailed to us or remotely captured on a mobile electronic device using the Ford Interest Advantage Mobile App. If the investment check is mailed to us, it should be sent to Ford Interest Advantage, The Northern Trust Company, P.O. Box 75935, Chicago, Illinois 60675-5935. Checks mailed to any address other than the address set forth in the proceeding sentence may result in a delay in the processing of your investment. An investment check sent to Ford Interest Advantage by remote capture on a mobile electronic device can be transmitted to us through the Ford Interest Advantage Mobile App. Ford Credit reserves the right to suspend or terminate the Ford Interest Advantage Mobile App in its sole discretion at any time. Use of the Mobile App is subject to the Ford Interest Advantage Mobile App Terms and Conditions found on our website. Your personal check (whether mailed or remotely captured on a mobile electronic device and sent via the mobile app), should be made payable to "Ford Interest Advantage." Third party checks made payable to you must be endorsed and both sides of such third party check must be captured on the mobile electronic device and sent to The Northern Trust Company via the Mobile App. The endorsement should include the words "For Mobile Investment Only, Ford Interest Advantage." For subsequent investments, you should indicate your investment identification number (i.e., Note number) on the check and enclose an investment form which is provided as a detachable stub on statements (whether paper or eStatements) and investment confirmations mailed by the Agent Bank. Check investments sent by regular mail and received by the Agent Bank prior to 9:00 a.m. Eastern Time will be invested in Notes, and will begin accruing interest, on the first business day following the business day on which the check investment is received by the Agent Bank in proper form. Check investments sent by remote capture on a mobile electronic device and received by the Agent Bank prior to 9:00 a.m. Eastern Time will be invested in Notes, and will begin accruing interest, on the business day on which it is received by the Agent Bank in proper form. Check investments received by the Agent Bank (whether by mail or remote capture) after that time on a business day, or on a non-business day, will be invested in Notes, and will begin accruing interest, on the day following the first business day after that check investment is received. Checks are accepted subject to collection at full face value in U.S. funds and must be drawn in U.S. dollars on a bank in the U.S. Investments made by check may be redeemed after 5 business days or any shorter time as determined from time to time by Ford Credit.

       Investments by Electronic Transfer.    Once your initial Note investment is made either by check or by automated clearing house transfer from an existing bank account, you may invest additional funds by wire transfer or automated clearing house transfer of funds to Ford Interest Advantage, The Northern Trust Company. The Routing Code of The Northern Trust Company for such transfers is 0710-00152. For all investments through these electronic transfers, the transfer instructions must include the name "Ford Interest Advantage" and your name, address, and identification number (i.e., Note number). Subsequent investments by electronic transfer after the initial investment received by the Agent Bank prior to 2:00 p.m. Eastern Time will be invested in Notes, and will begin accruing interest, on the business day received. Investments by electronic transfer received after that time on a business day, or on a non-business day, will be invested in Notes, and will begin accruing interest, on the first business day after that transfer is received. Transferring funds electronically by means other than wire transfer or automated clearing house transfer to the Agent Bank may result in a delay in crediting the investment to your Note investment. Neither Ford Credit nor the Agent Bank will be responsible for delays in funds transfer systems. Amounts invested by electronic transfer typically will be available for redemption on the day of receipt in good order in the case of wire transfers, and five business days after receipt in the case of automated clearing house transfers, or such shorter time as Ford Credit may determine from time to time. All investments received by electronic transfer will be acknowledged by an investment confirmation sent by mail.

       Investments by Automatic Monthly or Periodic Charge to Bank Accounts.    Once your initial Note investment is made, you may invest additional funds by authorizing the Agent Bank to make automatic monthly or periodic charges of $50 or more to your bank account. Upon receipt of your authorization, the Agent Bank will prepare an electronic funds transfer drawn against your bank account for the prescribed amount and will invest the proceeds in the Notes. The proceeds will accrue interest on the same conditions as set forth under "— Investments by Check." You may change the amount of the automatic or periodic investment (subject to the $50 monthly minimum) or terminate investments at any time by providing notice to the Agent Bank. From time to time, Ford Credit may, in its sole discretion, authorize the Agent Bank to accept deposits of less than the $50 minimum amount. The requested change or termination will be effective as soon as practicable after receipt of notice by the Agent Bank. Investments made by Automatic Monthly or Periodic Charge to bank accounts may be redeemed after five business days or such shorter time as determined from time to time by Ford Credit.

       Investment by Transfer between FIA Notes.    If you own more than one Note, you may transfer funds from one Note to another Note owned by you. Such a transfer will be accomplished by redeeming a portion of the Note from which the transfer will originate and investing the proceeds of such redemption in the Note to which the transfer is directed. Transfers between Notes may only be made between Notes owned by the same investor, including to or from an individual, joint, custodial, or trust investment Note of which such investor is an owner, custodian, or trustee, as applicable. You may submit a form available on our website to establish a recurring transfer or a one-time transfer between your Notes or you may use our on-line service at any time to establish such a transfer.

       Forms to establish the Automatic Monthly or Periodic Charge to bank accounts are available from the Agent Bank or on-line via the FIA website.

       Investment Information.    The Agent Bank maintains a record of your investments in the Notes. The net outstanding aggregate principal amount of your Notes is equal to all amounts invested in the Notes, including Notes purchased with reinvested interest, less redemptions and fees, if any. Shortly after the end of each reporting period, the Agent Bank will send you, or make available to you, a Note investment statement (via mail or electronically) setting forth a summary of all transactions relating to your investment in the Notes during the period, including beginning and ending aggregate principal amounts and interest paid and reinvested for the period. Statements are presently offered quarterly or, by special request to the Agent Bank, monthly. This information is also available through our website.

       Your Responsibility to Review Note Activity.    You are responsible for examining each statement or confirmation mailed or otherwise made available to you promptly to determine the accuracy of all redemptions and investments made to your Notes. Failure to promptly report to the Agent Bank an unauthorized payment may impact your ability to recover such unauthorized payment and neither Ford Credit nor the Agent Bank will be liable for such loss.

       Keeping Your Note Information Current.    You must promptly provide the Agent Bank with notice of any change to your address. The permanent address on record must be a U.S address. Foreign addresses will not be accepted, except as a mailing address for statements and correspondence. If you are relocating out of the U.S and will no longer have a U.S. permanent address, you may be asked to redeem your note in full.

       If your permanent address is not kept up to date and mail is returned to us by the United States Post Office and we cannot locate you using commercially reasonable means, we may be required, after a specified time period, to remit the net aggregate principal amount of your Note as abandoned property as required by applicable state unclaimed property law.

       The full amount of your taxable interest income reportable for Federal income tax purposes for the year also will be provided annually.

How to Redeem Investments

       General.    You may redeem all or any part of your investment at any time. Investments may be redeemed by writing a redemption check, by writing or telephoning a request for redemption by bank check, and by electronic transfer. We may also offer other methods of redemption from time to time, at our option, including on-line bill pay features. Any on-line redemption methods that Ford Credit may offer from time to time will be subject in all respects to the Ford Credit On-line Terms and Conditions, which can be found on our website. Any redemption method other than by redemption check or by a written request for redemption by bank check or electronic transfer that we may offer from time to time may be suspended or eliminated at any time in Ford Credit's sole discretion. If the amount to be redeemed represents an investment made by check, the redemption request will not be honored if made within 5 business days from the receipt of the related investment check. If you need more immediate access to your funds, you may avoid this delay by investing through one of the other available means of investment such as by wire transfer. If the net aggregate principal amount of your Note falls below $0 as a result of redemptions requested that exceed the net aggregate principal amount of your Note, or otherwise, Ford Credit reserves the right to redeem your Note in full and close the Note without notice. Investors redeeming their Notes will receive all accrued and unpaid interest. In addition, Ford Credit reserves the right to redeem the Notes of any holder at any time at its option. Ford Credit will consider exercising this right and redeeming the Notes of any holder who is determined by Ford Credit in its sole discretion to have abused the redemption provisions or other provisions of the Notes.

       Redemption by Bank Check.    You may redeem all or a portion of the net aggregate principal amount of your Notes at any time by writing or telephoning the Agent Bank requesting redemption. Redemptions will be made by bank check ($250 minimum), mailed to your registered address.

       Written requests for redemption by bank check should be sent to Ford Interest Advantage, c/o The Northern Trust Company, P.O. Box 75936, Chicago, Illinois 60675-5936. All written requests for redemption require a signature of a Noteholder, signed exactly as the Noteholder's name appears on the investment enrollment form submitted to the Agent Bank or on the signature card submitted to the Agent Bank if the enrollment form was delivered electronically through the website. Failure to submit such signature card will result in no redemption checks being issued with respect to such Note. If the request in proper form for redemption by bank check is received by the Agent Bank in its Ford Interest Advantage Servicing Area prior to 11:00 a.m. Eastern Time on a business day, the bank check normally will be mailed on that business day. Bank checks normally will be mailed on the next business day if the redemption request, in proper form, is received by the Agent Bank after 11:00 a.m. Eastern Time on a business day. Interest will accrue to but not including the business day the bank check is prepared.

       Written and telephone redemption requests should not be made to Ford or Ford Credit.

       Check Redemption.    You will be provided with a supply of redemption checks free of charge following receipt by the Agent Bank of a properly completed enrollment form. If the enrollment form is delivered electronically from the Ford Interest Advantage website, you must complete the FIA Online Application Signature Requirements Card and return it to the Agent Bank before redemption checks will be provided. The FIA Online Application Signature Requirements Card can be found under the "My Form" tab at the following web address: https://www.ford.com/finance/investor-center/ford-interest-advantage. After you receive your initial allotment of redemption checks, you may order additional redemption checks by using the check reorder form in your current checkbook, by telephoning The Northern Trust Company toll-free at 800-462-2614, or through our web site. Redemption checks will be sent only to the registered investment owners and only to the registered investment address. Allowing redemption by check does not create a checking or other bank account or a depositor or banking relationship with the Agent Bank or Ford Credit.

       You may make redemption checks payable to the order of anyone in any amount not less than the minimum redemption amount (currently $250). Checks presented for less than the minimum redemption amount will not be honored. No fee will be charged by Ford Credit to process checks payable in amounts equal to or greater than the minimum redemption amount. Ford Credit may modify the minimum redemption amount from time to time. Ford Credit also may, at its sole discretion, elect to honor checks for less than the minimum redemption amount and may charge a processing fee for such checks which will be deducted from the net aggregate principal amount of your Notes. The amount of the Notes to be redeemed by check will continue accruing interest until the redemption check is presented for payment.

       If the amount of a redemption check is greater than the net aggregate principal amount of your Notes, the check will not be honored and will be returned marked "insufficient funds" and you will be charged a fee in an amount determined by Ford Credit. You also will be charged a fee to place a stop order on a redemption check. Copies of redemption checks on which payment has been made will be provided to you by the Agent Bank upon your request, but a fee may be charged for this service. Ford Credit reserves the right at any time to modify, terminate, or suspend the procedures permitting check redemptions.

       Redemption by Electronic Transfer.    By selecting the Redemption by Electronic Transfer Option on the investment enrollment form or in a subsequent written request, you may arrange to have redemption proceeds transferred by wire transfer or automated clearing house transfer to an account at a bank or other financial institution. The minimum amounts for such transfers are $500 for wire transfers and $50 for automated clearing house transfers. By use of this redemption option, you authorize the Agent Bank to act on telephone or written redemption instructions or instructions transmitted through the Ford Interest Advantage Website, without signature guarantees, from any person or persons representing themselves to be the registered owners of your Notes. The Agent Bank's records of such instructions are binding. Wire transfers may only be initiated by written request to the Agent Bank or by calling 1-800-462-2614. In order to be eligible for redemption by electronic transfer, you must designate an account number at a bank or other financial institution to receive electronic transfers of redemption proceeds. The day and time at which a Redemption by Electronic Transfer is received by the receiving financial institution will vary based on the type of transfer selected and the time of day that complete transfer instructions are received by the Agent Bank. Interest will accrue to but not including the business day on which the redemption proceeds are transferred. A fee may be charged for redemptions by electronic transfer.

       If you have not selected the Redemption by Electronic Transfer Option on the investment application or in a subsequent request, you may request redemption by wire transfer subject to the conditions described in the preceding and following paragraphs and such other conditions as Ford Credit may determine in its sole discretion.

       Electronic transfer redemption instructions must designate Ford Interest Advantage, your name, the Note investment number, the name(s) of the registered owner(s) submitting the electronic redemption request and the routing code of the bank. Electronic transfer redemption instructions may be effected by telephoning the Agent Bank toll-free at 800-462-2614, through our web site or by such other means as Ford Credit may determine in its sole discretion. The bank and account number may be changed only upon written request to the Agent Bank with the signature of each registered investment owner (including joint owners) of the Notes. Alternatively, Ford Credit may allow such changes to be made on-line through its website or otherwise as it determines in its sole discretion from time to time. Neither the Agent Bank nor Ford Credit will be responsible for delays in the electronic funds transfer system or the authenticity of withdrawal instructions. Electronic transfer redemption proceeds will be wired to an account at a bank that is a member of the Federal Reserve System, or to a correspondent bank of the bank if the bank is not a member of the Federal Reserve System. If the correspondent bank fails to notify the bank immediately, there may be a delay in crediting the funds to the bank account. The procedures permitting redemptions by electronic transfer may be modified, terminated, or suspended at any time by Ford Credit.

Indenture and Trustee

       The Notes are issuable under an Indenture dated as of July 1, 1985, as supplemented, referred to hereafter as the Indenture, between Ford Credit and The Bank of New York Mellon (The Bank of New York Mellon, in its capacity as trustee under the Indenture, or any successor trustee is referred to hereafter as the Trustee). A copy of the Indenture also is filed as an exhibit to the registration statement filed with the SEC covering the offering of the Notes, and statements in this prospectus relating to the Notes are subject to the detailed provisions of the Indenture and the Ford Interest Advantage Terms and Conditions. Whenever any particular section of the Indenture or any term used in it is referred to, the statement in connection with which such reference is made is qualified in its entirety by such reference.

       The Bank of New York Mellon, the trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of Ford, is a depositary of Ford Credit and Ford, has from time to time made loans to Ford Credit, Ford and its subsidiaries and has performed other services for such companies in the normal course of its business.

Limitation on Liens

       If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a "Mortgage") any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

    •
    certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

    •
    Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

    •
    Mortgages in favor of Ford Credit or any Restricted Subsidiary;

    •
    Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

    •
    deposits made in connection with pending litigation;

    •
    Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

    •
    any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 5.05 in the Indenture.)

Merger and Consolidation

       The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 5.05 in the Indenture (summarized under "— Limitation on Liens" above) without equally and ratably securing the Indenture Securities. (Section 12.03 in the Indenture.)

Events of Default

       The following events are defined in the Indenture as "Events of Default":

    •
    failure to pay principal or interest when due;

    •
    failure to perform any other covenants for 90 days after notice; and

    •
    the bankruptcy, insolvency or related reorganization of Ford Credit. (Section 7.01 in the Indenture.)

       The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give the Noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Noteholders. (Section 7.07 in the Indenture.)

       Ford Credit is required to furnish to the Trustee annually a statement of certain officers of Ford Credit stating whether or not to the best of their knowledge Ford Credit is in default in the performance and observance of the terms of the Indenture and, if Ford Credit is in default, specifying such default. (Section 5.06 in the Indenture.)

       The holders of a majority in aggregate principal amount of all outstanding Notes have the right to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 7.06 in the Indenture.) The

Indenture provides that, in case an Event of Default shall occur (which shall not have been cured or waived), the Trustee is required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. (Section 8.01 in the Indenture) Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders unless they shall have offered to the Trustee reasonable security or indemnity. (Section 8.02 in the Indenture.)

Modification of the Indenture

       With certain exceptions, under the Indenture, Ford Credit's rights and obligations, and the rights of the Noteholders may be modified by Ford Credit with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding; but no such modifications may be made which would (i) diminish the principal amount of any Note, or accrued and unpaid interest thereon; or (ii) reduce the above-stated percentage of Notes, the consent of the holders of which is required to modify or alter the Indenture, without the consent of the holders of all Notes then outstanding. (Section 11.02 in the Indenture.)

AGENT BANK AND ADMINISTRATION

       Ford Credit employs an Agent Bank, currently The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60603, to act as Ford Credit's agent for the Ford Interest Advantage. Services performed by the Agent Bank and its affiliates include establishment and maintenance of Note investment records, including transactions processing and accounting; preparation of Note investment statements and other correspondence; investor servicing; advice on the principal balance of Notes; accrual of interest income and payment of interest earned; and required tax reporting and filings with proper authorities. For these services, Ford Credit pays the Agent Bank an agency and administrative fee monthly based on the number of Notes with positive balances at the end of each month, as well as reasonable out-of-pocket costs (such as, but not limited to, postage, forms, telephone and wire expenses). These costs and all other costs incurred in connection with the offering of the Notes are paid by Ford Credit. Investors may be charged administrative service fees as described in this Prospectus. Also, investors may incur charges in obtaining required signature guarantees.

       Ford Credit has established a Ford Interest Advantage Committee, which meets as needed to assist in the administration of the Terms and Conditions, interpret their provisions, establish rules or procedures relating to the Notes, or determine procedures to set rates of interest for the Notes. The members of the committee are employees of Ford Credit or Ford.

TAXES

       The Notes are not qualified under Section 401(a) of the Internal Revenue Code. Accordingly, all interest credited to the Notes or paid in any taxable year is reportable by the investor, and other holders, as taxable income for Federal income tax purposes. No part of the taxable interest is excludable from taxable income.

       The statement sent to the investor or other holders by the Agent Bank (via mail or electronically) covering the final reporting period of each year will state the full amount reportable as taxable income. The Agent Bank also will file tax information returns as required by law. State and local income taxes and related tax reporting also may be applicable. Investors are individually responsible for complying with applicable Federal, state and local tax laws and should consult their individual tax advisors regarding any specific questions.

TERMINATION, SUSPENSION OR MODIFICATION

       Ford Credit expects that Ford Interest Advantage will continue for some time, but reserves the right at any time to terminate, to suspend or from time to time to modify the program in part, or in its entirety, or in respect of categories of investors, including, but not limited to, investors located in one or more jurisdictions. Ford Credit may, in its discretion, temporarily suspend the acceptance of new investments in Notes without such suspension constituting a suspension or termination of the program. Any modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee. No termination, modification or suspension will affect your right to redeem your Notes or diminish the net aggregate principal amount of your Notes as of the effective date thereof.

RIGHTS NOT TRANSFERABLE

       No right or interest in or to a Note is assignable or transferable in whole or in part except for redemptions and no attempted assignment or transfer otherwise will be effective. Except for redemptions, and except for the right to correct any investments in Notes made in error, no right or interest of any investor in a Note shall be liable for, or subject to, any obligation or liability of such investor.

PLAN OF DISTRIBUTION

       The Notes are offered on a continuing basis by Ford Credit directly on its behalf and no commissions will be paid. Ford Credit may from time to time designate agents in certain jurisdictions through whom Notes may be offered. Such agents shall receive no commissions but shall be reimbursed for certain expenses incurred in connection with such efforts. Ford Credit has the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

LEGAL OPINIONS

       David J. Witten, who is Ford Credit's Assistant Secretary, has given an opinion about the legality of the Notes. Mr. Witten owns shares of Ford common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

       With respect to the unaudited financial information of Ford Credit for the three month periods ended March 31, 2018 and 2017, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that it has applied limited procedures in accordance with professional standards for a review of such information. However, its separate report dated April 25, 2018, incorporated by reference herein, states that PricewaterhouseCoopers LLP did not audit and does not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on its report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Act"), for its report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

       The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

Securities and Exchange Commission registration fee	$0
Printing and engraving	$50,000
Legal fees and expenses	$20,000
Accounting fees	$15,000
Fees and expenses of Trustee	$60,000
Miscellaneous	$25,000

Total	$170,000

Item 15. Indemnification of Directors and Officers.

       Section 18-108 of the Delaware Limited Liability Company Act provides as follow:

       18-108 Indemnification.

         Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Article 10 of the Limited Liability Company Agreement of Ford Credit provides as follows:

ARTICLE 10

Liability and Indemnification

       10.1  Limitation on Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Shareholder, Director or officer of the Company will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder, Director and/or officer.

       10.2  Directors' Standard of Care.  Each Director of the Company will be deemed to owe to the Company and its Shareholders all of the fiduciary duties that a director of a corporation formed under the DGCL would owe to such corporation and its stockholders. Notwithstanding the previous sentence, however, a Director of the Company will not be personally liable to the Company or any Shareholder for monetary damages for breach of fiduciary duty as a Director, except for liability for: (a) any breach of the Director's duty of loyalty to the Company or its Shareholders; (b) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; (c) voting for or consenting to a distribution to a Shareholder in violation of Section 18-607 of the Act; or (d) any transaction from which the Director derived an improper personal benefit.

       10.3  Indemnification of Directors, Officers, Employees and Agents.  To the fullest extent permitted by law, the Company will indemnify and hold harmless each Shareholder, Director, or officer of the Company or any Affiliate of the Company (as defined below) and any officer, director, stockholder, partner, employee, representative or agent of any such Shareholder, Director or officer (each, a "Covered Person") and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts (including any investigation, legal and other reasonable expenses) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative ("Claims"), in which the Covered Person or former Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or that relates to or arises out of the Company or its formation, operation, dissolution or termination or its property, business or affairs. The Company may indemnify any employee, representative or agent of the Company when, as and if determined by the Board of Directors, to the same extent as provided to Covered Persons pursuant to this Section 10.3. A Covered Person or former Covered Person will not be entitled to indemnification under this Section 10.3 with respect to (a) any Claim that a court of competent jurisdiction has determined results from (i) any breach of such Covered Person's duty of loyalty to the Company or its Shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) voting for or consenting to a distribution to a Shareholder in violation of Section 18-607 of the Act, or (iv) any transaction from which such Covered Person derived an improper personal benefit or (b) any Claim initiated by such Covered Person unless such Claim (or part thereof) (i) was brought to enforce such Covered Person's rights to indemnification under this Agreement or (ii) was authorized or consented to by the Board. For purposes of this Section 10.3, "Affiliate of the Company" means any person or entity controlling, controlled by or under common control with the Company. For the purposes of this definition, "control" of a person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

       10.4  Survival.  The indemnities under this Article 10 will survive dissolution or termination of the Company.

       10.5  Claim Against Company.  Each Covered Person or former Covered Person will have a claim against the property and assets of the Company for payment of any indemnity amounts due under this Agreement, which amounts will be paid or properly reserved for prior to the making of distributions by the Company to Shareholders.

       10.6  Advancement of Expenses.  Expenses incurred by a Covered Person or former Covered Person in defending any Claim will be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person or former Covered Person to repay such amount if it is ultimately determined that such Covered Person or former Covered Person is not entitled to be indemnified by the Company as authorized by this Article 10.

       10.7  Repeal or Modification.  Any repeal or modification of this Article 10 will not adversely affect any rights of such Covered Person or former Covered Person pursuant to this Article 10, including the right to indemnification and to the advancement of expenses of a Covered Person or former Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

       10.8  Rights Not Exclusive.  The rights to indemnification and to the advancement of expenses conferred in this Article 10 will not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Directors or otherwise.

       10.9  Insurance.  The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Agreement or the Act.

       In addition to the indemnification provisions in Article 10 of Ford Credit's Limited Liability Company Agreement, the indemnification provisions contained in Ford's Restated Certification of Incorporation are

applicable to directors, officers and employees of Ford Credit who serve as such at the request of Ford. Ford's Restated Certificate of Incorporation provides that such directors, officers and employees shall be entitled to indemnification to the fullest extent allowed by law.

       Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

       Paragraph XXVI (formerly Paragraph XXIV) of Ford's Savings and Stock Investment Plan provides as follows with respect to the members of the Savings and Stock Investment Plan Committee:

         No member of the Committee or alternate for a member or director, officer or employee of any Participating Company shall be liable for any action or failure to act under or in connection with the Plan, except for his own bad faith; provided, however, that nothing herein shall be deemed to relieve any such person from responsibility or liability for any obligation or duty under ERISA. Each director, officer, or employee of the Company who is or shall have been designated to act on behalf of the Company and each person who is or shall have been a member of the Committee or an alternate for a member or a director, officer or employee of any

  Participating Company, as such, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company's written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however, to the condition that, upon the assertion or institution of any such claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that a Participating Company may have to indemnify him or hold him harmless.

       Pursuant to the Underwriting Agreements relating to its underwritten offerings of securities, the underwriters have agreed to indemnify Ford Credit, each officer and director of Ford Credit and each person, if any, who controls Ford Credit within the meaning of the Securities Act of 1933, against certain liabilities, including liabilities under said Act. The Sales Agency Agreements and the Purchase Agreements filed as Exhibits to, or incorporated by reference in, Ford Credit's Registration Statements relating to its offerings of medium-term notes, provide for similar indemnification by the Agents named therein.

       Ford Credit is insured for liabilities it may incur pursuant to Article 10 of its Limited Liability Company Agreement relating to the indemnification of its shareholders, directors or officers. In addition, the shareholders, directors, officers and certain key employees are insured against certain losses which may arise out of their employment and which are not recoverable under the indemnification provisions of Ford Credit's Limited Liability Company Agreement. The premium for both insurance coverages is paid by Ford.

       Pursuant to Paragraph X of the Ford Interest Advantage Floating Rate Demand Note Program (the "Program") each member and alternate for a member of the Program Committee and each officer and director of each Participating Company is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Program.

       Pursuant to Paragraph VIII of the Ford Interest Advantage Floating Rate Demand Note Plan (the "Plan") each member and alternate member of the Plan Committee and each officer, director and employee of Ford Credit is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Plan.

       Pursuant to Paragraph VIII of the Ford Interest Advantage Terms and Conditions (the "Terms and Conditions") each member and alternate member of the Ford Interest Advantage Committee and each officer, director and employee of Ford Credit is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Terms and Conditions.

Item 16. Exhibits.

Exhibit No.	Description
Exhibit 4-A	Indenture dated as of July 1, 1985 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-A to Registration Statement No. 2-96762 and incorporated herein by reference.
Exhibit 4-B	Form of Note is included in Exhibit 4-I.
Exhibit 4-C	Form of First Supplemental Indenture dated as of November 15, 1987 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-C to Registration Statement No. 33-18496 and incorporated herein by reference.
Exhibit 4-D	Form of Second Supplemental Indenture dated as of October 15, 1988 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-D to Registration Statement No. 33-24928 and incorporated herein by reference.
Exhibit 4-E	Form of Third Supplemental Indenture dated as of March 1, 1996 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-E to Registration Statement No. 33-62973 and incorporated herein by reference.
Exhibit 4-F	Form of Fourth Supplemental Indenture dated as of March 1, 1998 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-F to Registration Statement No. 333-45015 and incorporated herein by reference.
Exhibit 4-G	Form of Fifth Supplemental Indenture dated as of February 1, 2000 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-G to Registration Statement No. 333-92595 and incorporated herein by reference.
Exhibit 4-H	Form of Sixth Supplemental Indenture dated as of August 27, 2003 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-H to Registration Statement 333-107955 and incorporated herein by reference.
Exhibit 4-I	Form of Seventh Supplemental Indenture dated as of July 7, 2005 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-I to Registration Statement No. 333-125947 and incorporated herein by reference.

Exhibit No.	Description
Exhibit 4-J	Form of Eighth Supplemental Indenture dated as of June 5, 2006 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4 to the Ford Credit Current Report on Form 8-K dated May 25, 2006 and incorporated herein by reference.
Exhibit 4-K	Ford Interest Advantage Terms and Conditions. Filed as Exhibit 4-K to Registration Statement No. 333-194069 and incorporated herein by reference.
Exhibit 5	Opinion of David J. Witten, Assistant Secretary of Ford Credit, as to the legality of the Notes registered hereunder.
Exhibit 15	Letter of PricewaterhouseCoopers LLP regarding unaudited interim financial information.
Exhibit 23-A	Consent of PricewaterhouseCoopers LLP.
Exhibit 23-B	Consent of David J. Witten is contained in his opinion filed as Exhibit 5 to this Registration Statement.
Exhibit 24	Powers of Attorney.
Exhibit 25	Statement of Eligibility on Form T-1 of The Bank of New York Mellon, as Trustee.

Item 17. Undertakings.

       The undersigned registrant hereby undertakes:

       (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

         (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       Provided, however, that:

         (A)   Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

         (B)   Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

         (C)  Provided, further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

       (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4)   That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

         (i)    If the registrant is relying on Rule 430B:

           (A)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

           (B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

         (ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

       (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

       The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

         (ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

         (iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

         (iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ford Credit or Ford of expenses incurred or paid by a director, officer or controlling person of Ford Credit or Ford in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ford Credit, or Ford, as the case may be, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dearborn, Michigan, on the 5th day of February, 2019.

FORD MOTOR CREDIT COMPANY LLC
By:	/s/ David W. McClelland (David W. McClelland) President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ DAVID W. MCCLELLAND (David W. McClelland)		President, Chief Executive Officer, and Director (principal executive officer)	February 5, 2019
/s/ BRIAN E. SCHAAF (Brian E. Schaaf)		Executive Vice President, Chief Financial Officer, Treasurer and Director (principal financial and accounting officer)	February 5, 2019
N. JOY FALOTICO* (N. Joy Falotico)		Chairman of the Board	February 5, 2019
DAVID A. WEBB* (David A. Webb)		Director and Audit Committee Member	February 5, 2019
JOHN T. LAWLER* (John T. Lawler)		Director and Audit Committee Member	February 5, 2019
THOMAS C. SCHNEIDER* (Thomas C. Schneider)		Executive Vice President, Chief Risk Officer and Director	February 5, 2019
*By:	/s/ DAVID J. WITTEN (David J. Witten ) Attorney-in-Fact		February 5, 2019

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 4-A	Indenture dated as of July 1, 1985 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-A to Registration Statement No. 2-96762 and incorporated herein by reference.
Exhibit 4-B	Form of Note is included in Exhibit 4-I.
Exhibit 4-C	Form of First Supplemental Indenture dated as of November 15, 1987 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-C to Registration Statement No. 33-18496 and incorporated herein by reference.
Exhibit 4-D	Form of Second Supplemental Indenture dated as of October 15, 1988 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-D to Registration Statement No. 33-24928 and incorporated herein by reference.
Exhibit 4-E	Form of Third Supplemental Indenture dated as of March 1, 1996 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-E to Registration Statement No. 33-62973 and incorporated herein by reference.
Exhibit 4-F	Form of Fourth Supplemental Indenture dated as of March 1, 1998 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-F to Registration Statement No. 333-45015 and incorporated herein by reference.
Exhibit 4-G	Form of Fifth Supplemental Indenture dated as of February 1, 2000 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-G to Registration Statement No. 333-92595 and incorporated herein by reference.
Exhibit 4-H	Form of Sixth Supplemental Indenture dated as of August 27, 2003 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-H to Registration Statement 333-107955 and incorporated herein by reference.
Exhibit 4-I	Form of Seventh Supplemental Indenture dated as of July 7, 2005 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4-I to Registration Statement No. 333-125947 and incorporated herein by reference.

Exhibit No.	Description
Exhibit 4-J	Form of Eighth Supplemental Indenture dated as of June 5, 2006 between Ford Credit and The Bank of New York Mellon, as Trustee. Filed as Exhibit 4 to the Ford Credit Current Report on Form 8-K dated May 25, 2006 and incorporated herein by reference.
Exhibit 4-K	Ford Interest Advantage Terms and Conditions. Filed as Exhibit 4-K to Registration Statement 333-194069 and incorporated herein by reference.
Exhibit 5	Opinion of David J. Witten, Assistant Secretary of Ford Credit, as to the legality of the Notes registered hereunder.
Exhibit 15	Letter of PricewaterhouseCoopers LLP regarding unaudited interim financial information.
Exhibit 23-A	Consent of PricewaterhouseCoopers LLP.
Exhibit 23-B	Consent of David J. Witten is contained in his opinion filed as Exhibit 5 to this Registration Statement.
Exhibit 24	Powers of Attorney.
Exhibit 25	Statement of Eligibility on Form T-1 of The Bank of New York Mellon, as Trustee.